[Zurich Kemper Life Letterhead]





Via EDGAR

August 30, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re: 	Kemper Investors Life Insurance Company
          SEC File No. 333-22389

Commissioners:

Enclosed for filing pursuant to the requirements of Rule 424(b) under the Securities Act of 1933 is a prospectus supplement dated August 30, 1999 to the prospectus dated May 1, 1999. The supplement adds disclosure to permit certificates to be issued in connection with the Texas Optional Retirement Program.

Please call the undersigned at 847-969-3507 if you have any questions.

Yours truly,

/s/ Frank J. Julian

Frank J. Julian
Vice President and
Associate General Counsel

Enclosure

FJJ/sw

                     For use in connection with offers to
                Texas Optional Retirement Program participants



                       SUPPLEMENT DATED AUGUST 30, 1999
                     TO PROSPECTUS DATED MAY 1, 1999 FOR
------------------------------------------------------------------------------
                        INDIVIDUAL AND GROUP VARIABLE,
                              FIXED AND MARKET
                       VALUE ADJUSTED DEFERRED ANNUITY
                                 CONTRACTS
------------------------------------------------------------------------------
                                 Issued By
                   KILICO VARIABLE ANNUITY SEPARATE ACCOUNT
                                    and
                   KEMPER INVESTORS LIFE INSURANCE COMPANY

This Supplement updates certain information contained in your Prospectus. Please read it carefully and keep it with your Prospectus for future reference.

The following paragraph is added to the end of section "7. Withdrawal During Accumulation Period." appearing on page 31 of the Prospectus:

     A participant in the Texas Optional Retirement Program ("ORP") must obtain a certificate of termination from the participant's employer before a Contract can be redeemed. The Attorney General of Texas has ruled that participants in the ORP may redeem their interest in a Contract issued pursuant to the ORP only upon termination of employment in Texas public institutions of higher education, or upon retirements, death or total disability. In those states adopting similar requirements for optional retirement programs, we will follow similar procedures.